Exhibit 99.1

Juniper Pharmaceuticals Reports First Quarter 2015 Financial Results

BOSTON, MA — May 6, 2015 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), today announced financial results for the three-month period ended March 31, 2015. First quarter financial highlights include:

•	Total revenues were $8.3 million, an increase of 19% as compared to $7.0 million in the first quarter of 2014;

•	Product revenues increased 41% year-over-year, enabled by the return of normalized CRINONE® (progesterone gel) shipments to Merck Serono in the fourth quarter of 2014;

•	Service revenues grew 9% year-over-year and 42% from the fourth quarter of 2014, on a local currency basis;

•	Operating profit excluding R&D expense related to drug development was $0.6 million, versus an operating loss of $0.1 million in the prior year period;

•	$16.3 million in cash and equivalents at March 31, 2015.

“The first quarter marked a turning point in Juniper Pharmaceuticals’ return as a specialty pharmaceutical company focused on developing therapeutics that address unmet medical needs in women’s health,” stated Frank Condella, Chief Executive Officer.

“We delivered strong quarterly results, with revenues up 19% year-over-year, and also achieved multiple goals critical to the successful execution of our proprietary product development strategy. These include filing an Investigational New Drug Application for COL-1077, a 10% lidocaine bioadhesive gel; in-licensing a proprietary intra-vaginal ring technology; and forming a Scientific Advisory Board comprised of renowned physicians and scientists.

“In the second quarter, we anticipate the initiation of a Phase II clinical study of COL-1077 as an acute use anesthetic in women undergoing transvaginal pipelle-directed endometrial biopsy, a minimally invasive gynecologic procedure. There are over five million such procedures performed in the U.S. each year, yet there is no approved acute-use anesthetic available. This is a significant market opportunity, and we believe COL-1077 can address the unmet need for a safe and effective localized pain treatment for these patients.

“We continue to execute our strategy to invest cash flow generated by the CRINONE® franchise and service business to substantially fund our proprietary product pipeline; COL-1077 is the first in an anticipated series of women’s health product opportunities. We are continuing to leverage Juniper Pharma Services’ expertise in formulation, pharmaceutical development, and manufacturing to accelerate our drug development, and look forward to announcing our next product candidate later this year,” continued Mr. Condella.

1

First Quarter Financial Results

First quarter revenues were $8.3 million, an increase of 19% as compared to $7.0 million in the same period of 2014.

Product revenues for the first three months of 2015 increased 41% to $4.9 million, compared with $3.5 million in the year-ago period. The $1.4 million increase reflects the return of more normalized CRINONE® shipments to Merck Serono. As previously disclosed, importation of CRINONE® in a large market was not permitted during a routine marketing license renewal, which reduced revenues from Merck Serono in the first half of 2014.

On a U.S. dollar basis, first quarter service revenues were stable year-over-year at $2.5 million. On a local currency basis, first quarter service revenues increased 9% year-over-year and 42% versus the fourth quarter of 2014. The revenue growth was largely driven by an increase in clinical trials manufacturing and value-added services during the period.

Royalty revenues were $1.0 million in the quarter, compared with $1.1 million in the year-ago period. The decline is due to the monetization of a legacy product royalty stream in the third quarter of 2014.

Gross profit rose 26% to $3.4 million in the first quarter of 2015, as compared to $2.7 million in the prior year period. Gross profit as a percentage of total revenues was 41%, up from 39% in the prior-year quarter, largely due to a shift in revenue mix towards higher-margin CRINONE® sales during the 2015 period.

Total operating expenses increased to $4.3 million in the first quarter of 2015, compared to $2.9 million in the prior year period, driven largely by $1.4 million of research and development (R&D) costs. R&D expenses in the quarter include internal and consulting costs associated with the advancement of COL-1077 and costs associated with establishing the strategic advisory agreements with Drs Langer and Crowley. No R&D expenses were incurred in the first quarter of 2014.

The Company reported an operating loss of $0.8 million, compared with an operating loss of $0.1 million in the year-ago period. Excluding R&D expense, the Company would have reported an operating profit of $0.6 million in the first quarter of 2015.

The first quarter net loss was $0.7 million, or ($0.06) per diluted share, which includes $1.4 million of R&D costs that did not occur in the prior year period. In the first quarter of 2014, net income was $0.2 million, or a net loss of ($0.01) per diluted share. Adjusted EBITDA was $0.4 million in the first quarter of 2015 compared with $0.5 million in the first quarter of 2014.

Cash and cash equivalents were $16.3 million as of March 31, 2015, compared with $16.8 million at December 31, 2014.

Recent Business Highlights

•	Filed an Investigational New Drug application for COL-1077, a 10% lidocaine bioadhesive vaginal gel intended as an acute use anesthetic for minimally invasive gynecologic procedures. A randomized, double-blinded, placebo controlled Phase II clinical trial is planned to commence during the second quarter and will enroll 150 patients at fifteen U.S. sites.

•	Licensed exclusive worldwide rights to a proprietary intra-vaginal ring technology for the delivery of one or more pharmaceuticals at different dosages and release rates in a single segmented ring. This patient-administered device is intended to be utilized as a key drug delivery platform for Juniper’s emerging proprietary product pipeline. The technology was developed by esteemed scientists Dr. Robert Langer (MIT) and Dr. William Crowley (Massachusetts General Hospital and Harvard Medical School), who have joined Juniper as strategic advisors.

•	Established a Scientific Advisory Board (“SAB”) comprised of prominent physicians and scientists who will provide scientific and clinical advice on the identification and advancement of product candidates for Juniper’s women’s health portfolio. The SAB consists of: Ginger D. Constantine, MD; William F. Crowley Jr., MD; Martyn Davies, BSc, Ph.D., FRPharmS, CChem, FRSC; Robert S. Langer, Sc.D.; and, Daniel A. Shames, MD, FACS.

•	Columbia Laboratories commenced trading under its new name, Juniper Pharmaceuticals, (Nasdaq: JNP) and the Company’s Nottingham, UK-based subsidiary Molecular Profiles, Ltd, was renamed Juniper Pharma Services, effective April 13, 2015. The single Juniper brand formalizes the experience and capabilities the Company has built across its CRINONE® franchise, service business, and proprietary product development platforms.

Financial Outlook

In-market sales of CRINONE® continue to be strong, and the resumption of normalized shipments should lead to increased product sales this year. Juniper also expects service revenues, in local currency, to be higher in 2015. Accordingly, the Company maintains its guidance of low double-digit total net revenue growth for the full year. In line with Juniper’s strategy, operating cash flow will be used to substantially fund proprietary drug development activities as R&D spending is expected to increase during 2015.

“We are laser focused on advancing this strategy, as we believe an expanded product portfolio is a key driver for creating long-term shareholder value,” concluded Mr. Condella.

Conference Call

As previously announced, Juniper’s management will hold a conference call to discuss financial results for the first quarter ended March 31, 2015, as follows:

Date:	Wednesday, May 6, 2015
Time:	8:30 am EDT
Dial-in numbers:	Toll free:	(877) 870-4263 (U.S.)
(855) 669-9657 (Canada)
	International:	(412) 317-0790
Webcast (live & archive):	www.juniperpharma.com, under ‘Investor Relations’ or click here

The teleconference replay will be available approximately one hour after completion through Friday, May 15, 2015, at (877) 344-7529 (U.S.), (855) 669-9658 (Canada), or (412) 317-0088 (International). The conference ID for the replay is 10064719. The archived webcast will be available for one year via the aforementioned URLs.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (formerly Columbia Laboratories) is a specialty pharmaceutical company focused on developing therapeutics that address unmet medical needs in women’s health. Juniper has a successful heritage in developing pharmaceutical products, including CRINONE® 8% (progesterone gel), which is marketed by Actavis, Inc. in the U.S. and by Merck Serono S.A. in over 60 countries worldwide. The Company is uniquely positioned to leverage in-house pharmaceutical development, clinical trial manufacturing, and analytical capabilities to advance an internal development pipeline, while also providing valuable consultative services to its pharmaceutical industry customers. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ and Juniper Pharma Services™ are trademarks of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Actavis, Inc. in the U.S.

Forward Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are usually indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” or similar expressions, and which are generally not historical in nature. These include all statements relating to expected financial performance and future business or product developments. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2014.

Contact

Katja Buhrer

MBS Value Partners

(212) 661-7004

katja.buhrer@mbsvalue.com

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JUNIPER PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014

Revenues
Product revenues	$4,875	$3,461
Service revenues	2,460	2,478
Royalties	991	1,077

Total net revenues	8,326	7,016

Cost of product revenues	3,112	2,426
Cost of service revenues	1,766	1,846

Total cost of revenues	4,878	4,272

Gross profit	3,448	2,744

Operating expenses
Sales and marketing	321	401
Research and development	1,384	—
General and administrative	2,574	2,451

Total operating expenses	4,279	2,852

Loss from operations	(831)	(108)

Interest expense, net	(27)	(34)
Change in fair value of stock warrants	—	309
Other income (expense), net	171	(3)

Income before income taxes	(687)	164
Income tax provision	5	12

Net (loss) income	$(692)	$152

Diluted net loss per share	$(0.06)	$(0.01)

Diluted weighted average shares outstanding	10,752	11,764

Basic net (loss) income per share	$(0.06)	$0.01

Basic weighted average shares outstanding	10,752	11,739

JUNIPER PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2015	December 31, 2014

Assets:
Cash and cash equivalents	$16,301	$16,762
Accounts receivable, net	4,803	5,289
Inventories	3,333	3,201
Prepaid expenses and other current assets	1,684	1,134

Total current assets	26,121	26,386

Property and equipment, net	12,269	13,041
Intangibles, net	1,958	2,182
Goodwill	10,031	10,503
Other noncurrent assets	91	96

Total Assets	$50,470	$52,208

Liabilities and stockholders’ equity:
Accounts payable	$2,520	$2,873
Accrued expenses	2,203	1,918
Deferred revenue	862	914
Note payable	233	243

Total current liabilities	5,818	5,948

Deferred revenue, net of current portion	1,305	1,553
Note payable, net of current portion	3,083	3,289
Common stock warrant liability	—	—

Total Liabilities	10,206	10,790

Commitments and Contingencies
Series C preferred stock	550	550

Total stockholders’ equity	39,714	40,868

Total liabilities and stockholders’ equity	$50,470	$52,208

JUNIPER PHARMACEUTICALS, INC.

Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended March 31,

	2015	2014
Net (loss) income	$(692)	$152

Non-GAAP adjustments to net (loss) income:
Depreciation and amortization	523	448
Stock-based compensation expense	532	164
Change in fair value of common stock warrant liability	—	(309)
Income tax provision	5	12
Interest expense, net	27	34

Total Non-GAAP adjustments to net (loss) income	1,087	349

Adjusted EBITDA	$395	$501

Non-GAAP Financial Presentation

To supplement our consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Juniper uses non-GAAP measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. The non-GAAP financial measure included in this press release presents adjusted EBITDA, which is a financial measure calculated in this instance by excluding from net income: depreciation and amortization; stock-based compensation expense; the change in the fair value of common stock warrant liability; income taxes; and interest expense net. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Juniper’s management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Juniper believes that both management and investors may benefit from referring to this non-GAAP financial measure in assessing Juniper’s performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to Juniper’s historical performance and our competitors’ operating results. Juniper believes that this non-GAAP measure may be useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

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